Exhibit 99.1

Press Release

Zynga Reports Second Quarter 2013 Financial Results

SAN FRANCISCO, Calif. – July 25, 2013 – Zynga Inc. (NASDAQ: ZNGA), a leading provider of social game services, today announced financial results for the quarter ended June 30, 2013.

•	Q2 2013 revenue of $231 million, down 31% year-over-year, and bookings of $188 million, down 38% year-over-year

•	Q2 2013 net loss of $16 million and adjusted EBITDA of $8 million

•	Q2 2013 GAAP EPS of ($0.02) and non-GAAP EPS of ($0.01)

•	Implemented significant cost reductions resulting in a $25 million Q2 2013 restructuring charge with an expected annualized pre-tax cash savings ranging from $70 million - $80 million

“The next few years will be a time of phenomenal growth in our space and Zynga has incredible assets to take advantage of the market opportunity,” said Don Mattrick, CEO, Zynga. “To do that, we need to get back to basics and take a longer term view on our products and business, develop more efficient processes and tighten up execution all across the company. We have a lot of hard work in front of us and as we reset, we expect to see more volatility in our business than we would like over the next two to four quarters. I’m privileged to lead Zynga and I look forward to spending more time with our players, employees and shareholders.”

Financial Highlights (in thousands, except per share data)

	Three months ended		Six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
GAAP Results
Revenue	$230,735	$332,493	$494,324	$653,465
Net loss	$(15,805)	$(22,811)	$(11,672)	$(108,162)
Diluted net loss per share	$(0.02)	$(0.03)	$(0.01)	$(0.15)
Non-GAAP Results
Bookings	$187,578	$301,588	$417,393	$630,752
Adjusted EBITDA	$8,310	$65,309	$37,045	$152,061
Non-GAAP net income (loss)	$(6,129)	$4,555	$2,976	$51,604
Non-GAAP earnings per share	$(0.01)	$0.01	$0.00	$0.06

Product Highlights

•

Zynga released six new titles during the second quarter of 2013, including Hidden Shadows on web-based platforms, and War of the Fallen, Draw Something 2, Battlestone, Solstice Arena and Running With Friends on mobile platforms.

•

As of June 30, 2013, Zynga had 3 of the top 10 games on Facebook, based on DAUs as reported by the Facebook API, including titles from its most established franchises, Words With Friends, Zynga Poker and FarmVille 2.

•

For the second quarter of 2013, Zynga.com, Zynga’s own gaming destination, had 4.2 million MAUs. This was the first full quarter subsequent to its re-launch to include standalone player logins for users seeking a more dedicated gaming experience.

•	FarmVille and FarmVille 2 combined bookings grew 29% year-over-year, continuing to demonstrate the power of Zynga’s franchises.

•	FarmVille 2 showed the value of bold beats such as County Fair, which drove a 15% increase in engagement of players level 20 and up.

•

For the first time ever, two Zynga developed games – Running With Friends and Solstice Arena – received Apple’s “Editor’s Choice” honors, demonstrating Zynga’s commitment to developing quality mobile social games.

Business Highlights

•

In July 2013, Don A. Mattrick was hired as Zynga’s Chief Executive Officer, replacing Mark Pincus, and was appointed as a director of the Company. Mr. Pincus continues to serve as Chairman of the Board and Chief Product Officer of the Company.

•

Daily active users (DAUs) decreased from 72 million in the second quarter of 2012 to 39 million in the second quarter of 2013, down 45% year-over-year. On a consecutive quarter basis, DAUs were down 24% from 52 million in the first quarter of 2013. Web DAUs and Mobile DAUs were 23 million and 16 million in the second quarter of 2013, respectively.

•

Monthly active users (MAUs) decreased from 306 million in the second quarter of 2012 to 187 million in the second quarter of 2013, down 39% year-over-year. On a consecutive quarter basis, MAUs were down 26% from 253 million in the first quarter of 2013. Web MAUs and Mobile MAUs were 129 million and 57 million in the second quarter of 2013, respectively.

•

Monthly unique users (MUUs) decreased from 192 million in the second quarter of 2012 to 123 million in the second quarter of 2013, down 36% year-over-year. On a consecutive quarter basis, MUUs were down 18% from 150 million in the first quarter of 2013.

•

Average daily bookings per average DAU (ABPU) increased from $0.046 in the second quarter of 2012 to $0.053 in the second quarter of 2013, up 14% year-over-year. On a consecutive quarter basis, ABPU was up 6% from $0.049 in the first quarter of 2013.

•

Monthly Unique Payers (MUPs) decreased from 4.1 million in the second quarter of 2012 to 1.9 million in the second quarter of 2013, down 53% year-over-year. On a consecutive quarter basis, MUPs were down 22%.

•

In the second quarter of 2013, Zynga began implementation of a restructuring plan that included a reduction in work force of approximately 520 employees and the closure of certain offices as part of an overall plan to reduce the Company’s long term cost structure.

•	During the second quarter of 2013, Zynga completed its acquisition of Spooky Cool Labs LLC, a provider of social casino games.

•

Zynga believes its biggest opportunity is to focus on free to play social games. While the Company continues to evaluate its real money gaming products in the United Kingdom test, Zynga is making the focused choice not to pursue a license for real money gaming in the United States. Zynga will continue to evaluate all of its priorities against the growing market opportunity in free, social gaming, including social casino offerings.

Q2 2013 Financial Summary

•

Revenue: Revenue was $231 million for the second quarter of 2013, a decrease of 31% compared to the second quarter of 2012 and a decrease of 12% compared to the first quarter of 2013. Online game revenue was $203 million, a decrease of 30% compared to the second quarter of 2012 and a decrease of 11% compared to the first quarter of 2013. Advertising revenue was $27 million, a decrease of 33% compared to the second quarter of 2012 and a decrease of 19% compared to the first quarter of 2013.

•	Bookings: Bookings were $188 million for the second quarter of 2013, a decrease of 38% compared to the second quarter of 2012 and a decrease of 18% compared to the first quarter of 2013.

•	Net loss: Net loss was $16 million for the second quarter of 2013 compared to a net loss of $23 million for the second quarter of 2012.

•	Adjusted EBITDA: Adjusted EBITDA was $8 million for the second quarter of 2013 compared to $65 million for the second quarter of 2012 and $29 million in the first quarter of 2013.

•

Non-GAAP net income (loss): Non-GAAP net loss was $6 million for the second quarter of 2013, down from non-GAAP net income of $5 million in the second quarter of 2012 and down from non-GAAP net income of $9 million in the first quarter of 2013.

•	EPS: Diluted EPS was ($0.02) for the second quarter of 2013 compared to ($0.03) for the second quarter of 2012 and $0.00 for the first quarter of 2013.

•	Non-GAAP EPS: Non-GAAP EPS was ($0.01) for the second quarter of 2013 compared to $0.01 for the second quarter of 2012 and $0.01 for the first quarter of 2013.

•

Cash and cash flow: As of June 30, 2013, cash, cash equivalents and marketable securities were approximately $1.53 billion, compared to $1.67 billion as of March 31, 2013. Cash flow from operations was ($0.6) million for the second quarter of 2013, compared to $67 million for the second quarter of 2012. Free cash flow was ($14) million for the second quarter of 2013 compared to ($204) million for the second quarter of 2012.

Outlook

Zynga’s outlook for the third quarter of 2013 is as follows:

•	Revenue is projected to be in the range of $175 million to $200 million.

•	Net loss is projected to be in the range of ($43) million to ($14) million.

•	EPS is projected to be in the range of ($0.05) to ($0.02), based on a share count of approximately 803 million to 813 million shares.

•	Bookings are projected to be in the range of $125 million to $150 million.

•	Adjusted EBITDA is projected to be in the range of ($30) million to breakeven.

•	Non-GAAP EPS is projected to be in the range of ($0.05) to ($0.02), based on a share count of approximately 803 million to 813 million shares.

For full year 2013:

•	Adjusted EBITDA margin (adjusted EBITDA as a percentage of bookings) is targeted to be in the range of 0% to 5%.

Conference Call Details:

Zynga will host a conference call today, July 25, 2013, at 2:00 pm Pacific Time (5:00 pm Eastern Time) to discuss financial results. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations page of the company’s website at http://investor.zynga.com and a replay will be archived and accessible at the same website after the call.

About Zynga Inc.

Zynga Inc. is a leading provider of social game services, which include Zynga Poker, Words With Friends, Scramble With Friends, Gems with Friends, Draw Something, FarmVille, FarmVille2, ChefVille, CityVille, Bubble Safari and Ruby Blast. For the quarter ended June 30, 2013, Zynga had approximately 187 million monthly active users playing its games. Zynga’s games are available on a number of global platforms, including Facebook, Zynga.com, Apple iOS and Google Android. Zynga is headquartered in San Francisco, Calif. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for third quarter 2013 revenue, net loss, EPS, weighted average diluted share count, bookings, adjusted EBITDA, non-GAAP net loss, non-GAAP EPS, non-GAAP weighted average diluted share count, our outlook for full year 2013 adjusted EBITDA margin; our estimated pre-tax savings from our cost reduction plans; our ability to take advantage of the social gaming market opportunity and developing more efficient business processes and improving execution across the company; our ability to unlock our full potential and our ability to remain profitable on an adjusted EBITDA basis; our future operational and strategic plans; expanding our network, including creating and building a mobile network and the success of that network; our ability to transition our web franchises to mobile and create new franchises on the web and mobile; our ability to launch successful games, including invest & express games, on mobile; our ability to launch successful new games and hit games for web and mobile generally; the success of our franchise games and our games and platform generally and the growth of the social games market, including the mobile market and the advertising market. Forward-looking statements often include words such as “outlook,” “projected, “ “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking statements. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties and assumptions. Our actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, our relationship with Facebook or changes in the Facebook platform, attrition and declines in our existing games, our ability to launch new games in a timely manner and monetize these games effectively on the web and on mobile, our ability to control and reduce expenses, our exposure to illegitimate credit card activity and other security risks, sales or purchases of virtual goods used in Zynga Poker or our other games through unauthorized or fraudulent third-party websites, our ability to anticipate and address technical challenges that may arise, competition, changing interests of players, intellectual property disputes or other litigation, asset impairment charges, our ability to retain key employees, acquisitions by us and changes in corporate strategy or management.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, in our registration statement on Form S-1, as amended, filed with the Securities and Exchange Commission on March 23, 2012 and in our Annual Report on Form 10-K for the year ended December 31, 2012, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. We assume no obligation to update such statements. The results we report in our Quarterly Report on Form 10-Q for the three months ended June 30, 2013 could differ from the preliminary results we have announced in this press release.

Non-GAAP Financial Measures:

We have provided in this release non-GAAP financial information including bookings, adjusted EBITDA, non-GAAP net income, non-GAAP EPS, and free cash flow, as a supplement to the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. We have provided reconciliations between our historical and third quarter 2013 outlook for non-GAAP financial measures to the most directly comparable GAAP financial measures. However, we have not provided reconciliation of our full year 2013 adjusted EBITDA margin (adjusted EBITDA as a percentage of bookings) outlook to a comparable operating income (loss) margin (operating income (loss) as a percentage of revenues) for full year 2013 because certain inputs necessary to accurately project revenue (including the projected mix of virtual goods sold in our games, the projected estimated average lives of durable virtual goods for our games and visibility into projected bookings) are not in our control and cannot be reasonably projected for the full year due to variability from period to period caused by changes in player behavior and other factors. As revenue is a necessary input to determine this comparable GAAP metric, we are not able to provide the reconciliation.

Some limitations of bookings, adjusted EBITDA, non-GAAP net income, non-GAAP EPS, and free cash flow are:

•	Adjusted EBITDA and non-GAAP net income (loss) do not include the impact of stock-based expense and restructuring expense;

•

Bookings, adjusted EBITDA and non-GAAP net income (loss) do not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average life of virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense;

•

Adjusted EBITDA does not include other income and expense, which includes foreign exchange gains and losses, interest income, and the net gain from the termination of our lease and purchase of our corporate headquarters building;

•

Adjusted EBITDA excludes both depreciation and amortization of intangible assets, while non-GAAP net income excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA and non-GAAP net income (loss) do not include gains and losses associated with legal settlements;

•	Non-GAAP net income (loss) does not include the net gain from the termination of our lease and purchase of the Company’s corporate headquarters building;

•	Non-GAAP EPS gives effect to all dilutive awards based on the treasury stock method that were excluded from the GAAP diluted earnings per share calculation;

•

Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures, including the purchase of our corporate headquarters building, and removing the excess income tax benefits or costs associated with stock-based awards; and

•

Other companies, including companies in our industry, may calculate bookings, adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS and free cash flow differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider bookings, adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS and free cash flow, along with other financial performance measures, including revenue, net income (loss) and our other financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below for further details.

Contacts:

Investors - Krista Bessinger

415-339-5266

investors@zynga.com

Press - Stephanie Hess

415-503-0303

press@zynga.com

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$217,332	$385,949
Marketable securities	897,935	898,821
Accounts receivable	73,564	106,327
Income tax receivable	5,835	5,607
Deferred tax assets	18,981	30,122
Restricted cash	3,549	28,152
Other current assets	28,714	29,392

Total current assets	1,245,910	1,484,370
Long-term marketable securities	417,655	367,543
Goodwill	228,079	208,955
Other intangible assets, net	33,807	33,663
Property and equipment, net	413,344	466,074
Other long-term assets	17,064	15,715

Total assets	$2,355,859	$2,576,320

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$21,654	$23,298
Other current liabilities	89,321	146,883
Deferred revenue	262,213	338,964

Total current liabilities	373,188	509,145
Long-term debt	—	100,000
Deferred revenue	7,861	8,041
Deferred tax liabilities	—	24,584
Other non-current liabilities	112,810	109,047

Total liabilities	493,859	750,817
Stockholders’ equity:
Common stock and additional paid in capital	2,776,854	2,725,605
Treasury stock	—	(295,113)
Accumulated other comprehensive income (loss)	(1,911)	(1,447)
Accumulated deficit	(912,943)	(603,542)

Total stockholders’ equity	1,862,000	1,825,503

Total liabilities and stockholders’ equity	$2,355,859	$2,576,320

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue:
Online game	$203,326	$291,548	$432,892	$584,328
Advertising	27,409	40,945	61,432	69,137

Total revenue	230,735	332,493	494,324	653,465
Costs and expenses:
Cost of revenue	61,077	94,841	130,471	184,963
Research and development	124,322	171,316	253,503	358,192
Sales and marketing	31,163	56,055	58,470	112,892
General and administrative	44,541	48,730	87,181	121,445

Total costs and expenses	261,103	370,942	529,625	777,492
Income (loss) from operations	(30,368)	(38,449)	(35,301)	(124,027)
Interest income	1,105	1,084	2,268	2,375
Other income (expense), net	(4,531)	21,250	(5,394)	20,108

Income (loss) before income taxes	(33,794)	(16,115)	(38,427)	(101,544)
(Provision for) benefit from income taxes	17,989	(6,696)	26,755	(6,618)

Net loss	$(15,805)	$(22,811)	$(11,672)	$(108,162)

Net loss per share:
Basic and diluted	$(0.02)	$(0.03)	$(0.01)	$(0.15)

Weighted average common shares used to compute net loss per share:
Basic and diluted	793,541	730,510	786,784	718,554

Stock-based expense included in the above line items:
Cost of revenue	$(1,639)	$3,200	$294	$10,018
Research and development	15,888	65,246	36,788	143,392
Sales and marketing	3,973	12,218	5,386	25,133
General and administrative	7,666	14,792	13,342	50,764

Total stock-based expense	$25,888	$95,456	$55,810	$229,307

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Operating activities
Net loss	$(15,805)	$(22,811)	$(11,672)	$(108,162)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	30,858	39,207	62,919	68,605
Stock-based expense	25,888	95,456	55,810	229,307
Accretion and amortization on marketable securities	4,729	4,293	9,585	7,129
Net gain on termination of lease and purchase of building	—	(19,886)	—	(19,886)
(Gain) loss from sales of investments, assets and other, net	3,725	(410)	4,932	(398)
Tax benefits from stock based awards	(12,274)	5,210	(10,617)	5,210
Excess tax benefits from stock-based awards	12,274	(5,210)	10,617	(5,210)
Deferred income taxes	(7,909)	(6,254)	(16,500)	(7,540)
Changes in operating assets and liabilities:
Accounts receivable, net	19,100	30,371	32,909	24,754
Income tax receivable	(185)	(73)	(228)	14,169
Other assets	3,679	(4,727)	4,527	(9,545)
Accounts payable	(4,114)	(9,106)	(1,644)	(9,389)
Deferred revenue	(43,157)	(30,905)	(76,931)	(22,713)
Other liabilities	(17,454)	(8,131)	(37,907)	(20,490)

Net cash provided by operating activities	(645)	67,024	25,800	145,841
Investing activities
Purchase of marketable securities	(344,998)	(273,374)	(623,717)	(1,238,115)
Sales of marketable securities	47,508	63,351	146,123	80,098
Maturities of marketable securities	220,093	157,950	415,161	274,076
Acquisition of property and equipment	(1,366)	(42,921)	(6,290)	(77,915)
Purchase of building	—	(233,700)	—	(233,700)
Business acquisitions, net of cash acquired	(18,054)	(10,600)	(18,054)	(192,764)
Restricted cash	60	231,488	227	6,536
Other investing activities, net	142	921	(661)	(2,256)

Net cash used in investing activities	(96,615)	(106,885)	(87,211)	(1,384,040)
Financing activities
Repurchase of common stock	—	—	(2,432)	—
Proceeds from debt, net of issuance costs	—	99,780	—	99,780
Taxes paid related to net share settlement of equity awards	(323)	(1,590)	(667)	(25,090)
Proceeds from exercise of stock options and warrants	1,225	11,496	3,618	12,029
Proceeds from employee stock purchase plan	—	—	3,506	—
Excess tax benefits from stock-based awards	(12,274)	5,210	(10,617)	5,210
Repayment of debt	(100,000)	—	(100,000)	—

Net cash provided by financing activities	(111,372)	114,896	(106,592)	91,929
Effect of exchange rate changes on cash and cash equivalents	(287)	(129)	(614)	(93)
Net increase (decrease) in cash and cash equivalents	(208,919)	74,906	(168,617)	(1,146,363)
Cash and cash equivalents, beginning of period	426,251	361,074	385,949	1,582,343

Cash and cash equivalents, end of period	$217,332	$435,980	$217,332	$435,980

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Reconciliation of Revenue to Bookings
Revenue	$230,735	$332,493	$494,324	$653,465
Change in deferred revenue	(43,157)	(30,905)	(76,931)	(22,713)

Bookings	$187,578	$301,588	$417,393	$630,752

Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(15,805)	$(22,811)	$(11,672)	$(108,162)
(Provision for) benefit from income taxes	(17,989)	6,696	(26,755)	6,618
Other income (expense), net	4,531	(21,250)	5,394	(20,108)
Interest income	(1,105)	(1,084)	(2,268)	(2,375)
Restructuring expense	25,089	—	30,548	—
Legal settlements	—	—	—	889
Depreciation and amortization	30,858	39,207	62,919	68,605
Stock-based expense	25,888	95,456	55,810	229,307
Change in deferred revenue	(43,157)	(30,905)	(76,931)	(22,713)

Adjusted EBITDA	$8,310	$65,309	$37,045	$152,061

Reconciliation of Net Loss to Non-GAAP Net Income (Loss)
Net loss	$(15,805)	$(22,811)	$(11,672)	$(108,162)
Stock-based expense	25,888	95,456	55,810	229,307
Amortization of intangible assets from acquisitions	2,912	14,537	6,570	21,488
Change in deferred revenue	(43,157)	(30,905)	(76,931)	(22,713)
Restructuring expense	25,089	—	30,548	—
Legal settlements	—	—	—	889
Net gain on termination of lease and purchase of building	—	(19,886)	—	(19,886)
Tax effect of non-GAAP adjustments to net loss	(1,056)	(31,836)	(1,349)	(49,319)

Non-GAAP net income (loss)	$(6,129)	$4,555	$2,976	$51,604

Reconciliation of GAAP Diluted Shares to Non-GAAP Diluted Shares
GAAP diluted shares	793,541	730,510	786,784	718,554
Other dilutive equity awards(1)	—	101,368	45,496	119,329

Non-GAAP diluted shares	793,541	831,878	832,280	837,883

Non-GAAP earnings per share	$(0.01)	$0.01	$0.00	$0.06

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by (used in) operating activities	$(645)	$67,024	$25,800	$145,841
Acquisition of property and equipment	(1,366)	(42,921)	(6,290)	(77,915)
Purchase of building	—	(233,700)	—	(233,700)
Excess tax benefits from stock-based awards	(12,274)	5,210	(10,617)	5,210

Free cash flow	$(14,285)	$(204,387)	$8,893	$(160,564)

Reconciliation of GAAP to Non-GAAP (Provision for) Benefit from Income Taxes
GAAP (provision for) benefit from income taxes	$17,989	$(6,696)	$26,755	$(6,618)
Net gain on termination of lease and purchase of building	—	10,679	—	10,679
Stock-based expense	(2,720)	(51,314)	(4,389)	(66,926)
Amortization of intangible assets from acquisitions	(313)	(7,814)	(517)	(8,625)
Change in deferred revenue	4,075	16,613	5,960	15,658
Restructuring expense	(2,098)	—	(2,403)	—
Legal settlements	—	—	—	(105)

Non-GAAP (provision for) benefit from income taxes	$16,933	$(38,532)	$25,406	$(55,937)

(1)	Gives effect to all dilutive awards based on the treasury stock method.

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP THIRD QUARTER 2013 OUTLOOK

(In thousands, except per share data, unaudited)

	Third Quarter 2013
Reconciliation of Revenue to Bookings
Revenue range	$	175,000 – 200,000
Change in deferred revenue		(50,000)

Bookings range	$	125,000 – 150,000

Reconciliation of Net Loss to Adjusted EBITDA
Net loss range	$	(43,000) – (14,000)
Income tax expense		1,000 – 2,000
Other expense, net		1,000
Interest income		(1,000)
Restructuring expense		500
Depreciation and amortization		30,000
Stock-based expense range		31,500
Change in deferred revenue		(50,000)

Adjusted EBITDA range	$	(30,000) – 0

Reconciliation of Net Loss to Non-GAAP Net Loss
Net loss range	$	(43,000) – (14,000)
Stock-based expense range		31,500
Amortization of intangible assets from acquisitions		3,000
Change in deferred revenue		(50,000)
Restructuring expense		500
Tax effect of non-GAAP adjustments to net loss		14,000 – 9,000

Non-GAAP net loss range	$	(44,000) – (20,000)

GAAP and Non-GAAP diluted shares		803,000 – 813,000
Net loss per share range	$	(0.05) – (0.02)
Non-GAAP net loss per share range	$	(0.05) – (0.02)